WORLD HEADQUARTERS
                                                        6718 W. Plank Rd.
                                                        Peoria, IL 61604 USA
                                                        Ph: 309-697-4400
                                                        FAX: 309-697-5612
[ROHN INDUSTRIES, INC. LOGO]


                           FOR IMMEDIATE RELEASE


FOR FURTHER INFORMATION:
John Castle
Chief Financial Officer
Phone 765-654-4491

           ROHN INDUSTRIES, INC. ANNOUNCES $21.1 MILLION PAYDOWN
                             OF CREDIT FACILITY

Peoria, IL, April 25, 2003 - ROHN Industries, Inc. (NASDAQ: ROHN), a provider of infrastructure equipment to the telecommunications industry, announced today that the Company has received its federal income tax refund in the amount of $21.1 million for the 2002 tax year. Pursuant to the terms of the Company's credit facility, the entire amount of the refund was used to reduce indebtedness outstanding under that facility. As a result of this repayment, the term loan portion of the credit facility has been fully repaid and the amount of indebtedness outstanding under the revolving portion of the facility was reduced to approximately $9.0 million. The revolving portion of the facility matures on December 30, 2003. The Company's 1999 through 2002 federal tax returns remain subject to audit by the Internal Revenue Service.

     ROHN Industries, Inc. is a manufacturer and installer of telecommunications infrastructure equipment for the wireless industry. Its products are used in cellular, PCS, radio and television broadcast markets. The Company's products include towers, poles, related accessories and antennae mounts. The Company also provides design and construction services. ROHN has a manufacturing location in Frankfort, IN along with offices in Peoria, IL and Mexico City, Mexico.

==============================================================================

Statements in this press release include "forward-looking statements" within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws, and include, but are not limited to, those statements relating to sales and earning expectations, expected demand and other statements of outlook. ROHN's actual results and effects could differ materially from those currently anticipated in our forward-looking statements. Factors and risks that could cause such differences include, but are not limited to: wireless and fiber optic communications industry capital spending; the ability of ROHN's customers to secure adequate financing; elections by customers to terminate or delay previously placed orders; the effects of competition, particularly on pricing and margins; ROHN's implementation of our growth objectives in foreign markets; ROHN's indebtedness, which could restrict its operations, making it more vulnerable to adverse economic conditions and making it more difficult for us to implement its business strategy; liquidity problems that confront or may confront ROHN; ROHN's inability to obtain bonding required for certain customer contracts or potential contracts; liabilities arising from an engineering problem with ROHN's internal flange poles and a testing and repair program undertaken by ROHN in connection with that problem; unexpected problems and costs ROHN may encounter or incur in consolidating our manufacturing operations at its facilities in Frankfort, Indiana; ROHN's Commonwealth of Pennsylvania construction project staying on its currently anticipated schedule; and regulatory changes affecting the industry in which ROHN operates. The cautionary statement contained in Exhibit 99.1 to ROHN's Form 10-K for the year ended December 31, 2002 is incorporated herein by reference. Forward-looking statements are given as of the date of this release and ROHN are not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.